EXHIBIT 99.1

Duos Technologies Group Reports First Quarter 2021 Results

JACKSONVILLE, FL / ACCESSWIRE / May 13, 2021 / Duos Technologies Group, Inc. ("Duos" or the "Company") (NASDAQ:DUOT), a provider of intelligent security analytical technology solutions, reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 and Recent Operational Highlights

•	Introduced obliquevue™ and additional perspectives to the Company's current Railcar Inspection Portals (rip®) solution. The obliquevue™ is the first of a new generation of AI-based inspection systems being developed by Duos as a part of its new "rapid development" initiative.
•	Elected rail industry veteran Ed Harris to the Board of Directors, who now serves as Chairman of the Company's Nominating and Governance Committees and also as a member of the Audit Committee.
•	Continued marketing partnership with Dell Technologies, which included Duos features in a recent Dell Tech World press release (Dell Technologies Unlocks Value of Data at the Edge) and blog post (Full Steam Ahead: Railroads with AI at the Edge).

First Quarter 2021 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for the first quarter increased 117% to $2.15 million compared to $991,000 in the equivalent quarter in 2020. This was the aggregate of about $1.49 million for technology systems and $664,000 in recurring services revenue. The increase in total revenue was driven by the projects portion of our business and reflects the results of our ongoing investment in streamlining project build, delivery, and quality control processes. The increase in project revenues was also accompanied by an increase in services revenue as a result of new maintenance contracts being established as well as renewals of existing contracts and a shift to the next generation of technology systems, which are currently being installed.

Cost of revenues increased 66% to $2.73 million compared to $1.65 million in the same quarterly period last year. Cost of revenues on technology systems increased during the period compared to the equivalent period in 2020 as a part of a strategic review that senior management undertook in the final months of 2020. The Company's organization and related cost structure was realigned to give the capability to manufacture, install and support multiple production systems simultaneously. Prior to this realignment, the Company's organization was focused on primarily research and development with implementation resources being allocated as necessary. In conjunction with this change, increased costs are now being recognized against project and support revenues with a similar reduction in costs previously recognized for research and development, engineering development and internal support. These changes will have a temporary impact on the gross margin, which will be offset by increases in revenue later in the year.

Gross margin totaled $(576,000), an improvement compared to $(655,000) in the same quarterly period last year. The increase in gross profit was driven by an increase in recorded revenues. As noted above, the Company has revamped its operations to support an anticipated increase in the number of new systems being deployed going forward. The resultant additional cost of revenues, while somewhat offset by decreases in SG&A expenses, is not yet covered by a comparable increase in revenues as of the first quarter of 2021. The Company anticipates an improvement in the overall gross margin for the full year 2021, with much of the improvement expected in the second half of the year.

Operating expenses decreased 13% to $1.25 million from $1.43 million in the same quarterly period last year. The decrease in operating expenses was driven by a substantial decrease in overall administration costs and was slightly offset by an increase in sales and marketing and research and development expenses.

Net loss totaled $406,023 compared to net loss of $2.15 million in the same quarterly period last year. The decrease in net loss was primarily attributable to the increase in total revenue as well as an increase in other income during the period related to the forgiveness of the Company's CARES Act PPP loan.

Cash and cash equivalents at quarter-end totaled $7.07 million, compared to $3.97 million at December 31, 2020.

Financial Outlook

For the fiscal year ending December 31, 2021, the Company expects total revenue to be approximately $18.0 million. The Company's guidance is based on contracts in backlog and near-term pending orders that are already performing or scheduled to be executed by the fourth quarter of 2021. Management also expects its operations to achieve profitability for 2021 with an improved cash liquidity position by year end. Although uncertainties continue in the macro economic climate, management believes that 2021 will yield a much stronger financial performance for revenue and attain profitability in the second half of the year.

Management Commentary

"After a strong finish to the year, we continued our operating momentum into the first quarter of 2021," said Duos Chief Executive Officer Chuck Ferry. "Financially, we recorded a 117% increase in revenues, which was mostly driven by new deployments but also benefitted by an incremental increase within our services segment, the latter of which we are working to build over time into a predictable, high-margin base. As we make investments for sustainable future growth, that transition has led to a change in how we're allocating resources. More specifically, going forward, we plan on investing further in infrastructure and support so that we are better prepared to deliver a higher number of systems in a shorter timeframe. While impacting our gross margins temporarily, we fully expect this approach of building more scalable production systems to be offset by the revenue increases from new deployments we have planned in the second half of the year.

"Operationally, we've continued to actively upgrade our products, revamp testing protocols, enhance internal communications, onboard quality personnel, and improve internal financial reporting and forecasting efforts. Our goal is to integrate these efficient processes as a core competency of our operations. To that end, earlier in the year we implemented a ‘rapid development' initiative to be able to respond to market-driven demand more quickly. This effort has shortened delivery times on major projects, including our recently announced obliquevueTM, where we've already implemented our solution at a Class 1 Railroad with plans for an additional six installations in the coming months. Based on the current projects in place and the strong visibility into our pipeline of opportunities ahead, we remain confident in our ability to meet or exceed our previously stated projections, which would have us growing north of 100% and doing so profitably."

Conference Call

The Company's management will host a conference call today, Thursday, May 13, 2021 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question and answer period.

Date: Thursday, May 13, 2021

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: (877) 407-3088

International dial-in: (201) 389-0927

Confirmation: 13719502

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcasted live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent technology solutions supporting rail, logistics, intermodal and Government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

CONTACTS

Corporate
Fei Kwong
Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations
Matt Glover or Tom Colton
Gateway Investor Relations
949-574-3860
DUOT@gatewayIR.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020

REVENUES:
Technology systems	$1,490,298	$513,674
Services and consulting	664,456	477,271

Total Revenues	2,154,754	990,945

COST OF REVENUES:
Technology systems	1,895,485	1,092,058
Services and consulting	331,384	293,954
Overhead	503,593	260,421

Total Cost of Revenues	2,730,462	1,646,433

GROSS MARGIN	(575,708)	(655,488)

OPERATING EXPENSES:
Sales & marketing	311,801	139,852
Research & development	61,033	40,639
Administration	873,758	1,251,936

Total Operating Expenses	1,246,592	1,432,427

LOSS FROM OPERATIONS	(1,822,300)	(2,087,915)

OTHER INCOME (EXPENSES):
Interest expense	(6,220)	(68,932)
Other income, net	1,422,497	9,798

Total Other Income (Expense)	1,416,277	(59,134)

NET LOSS	$(406,023)	$(2,147,049)

Basic & Diluted Net Loss Per Share	$(0.11)	$(0.80)

Weighted Average Shares-Basic & Diluted	3,535,339	2,687,482

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$7,071,913	$3,969,100
Accounts receivable, net	1,390,152	1,244,876
Contract assets	37,566	102,458
Prepaid expenses and other current assets	694,702	486,626
Total Current Assets	9,194,333	5,803,060

Property and equipment, net	321,143	342,180
Operating lease right of use asset	154,023	196,144

OTHER ASSETS:
Patents and trademarks, net	70,508	64,415
Total Other Assets	70,508	64,415

TOTAL ASSETS	$9,740,007	$6,405,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$689,649	$599,317
Accounts payable - related parties	7,700	7,700
Notes payable - financing agreements	237,390	42,942
Payroll taxes payable	3,146	3,146
Accrued expenses	984,174	1,038,092
Current portion - equipment financing agreements	92,224	89,620
Current portion-operating lease obligations	158,556	202,797
Current portion-SBA loan	—	627,465
Contract liabilities	166,033	709,553
Deferred revenue	1,267,921	315,370
Total Current Liabilities	3,606,793	3,636,002

Equipment financing payable, less current portion	79,128	103,184
SBA loan, less current portion	—	782,805
Total Liabilities	3,685,921	4,521,991

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at March 31, 2021 and December 31, 2020, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at March 31, 2021 and December 31, 2020, convertible into common stock at $7 per share	1,705,000	1,705,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 4,500 issued and outstanding at March 31, 2021 and 0 issued and outstanding at December 31, 2020, convertible into common stock at $5.50 per share	4,500,000	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,535,339 shares issued, 3,534,015 shares outstanding at March 31, 2021 and December 31, 2020, respectively	3,536	3,536
Additional paid-in capital	39,897,175	39,820,874
Total stock & paid-in-capital	46,105,711	41,529,410
Accumulated deficit	(39,894,173)	(39,488,150)
Sub-total	6,211,538	2,041,260
Less: Treasury stock (1,324 shares of common stock at March 31, 2021 and December 31, 2020)	(157,452)	(157,452)
Total Stockholders' Equity	6,054,086	1,883,808

Total Liabilities and Stockholders' Equity	$9,740,007	$6,405,799

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2021	2020

Cash from operating activities:
Net loss	$(406,023)	$(2,147,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	73,049	48,647
Stock based compensation	76,301	8,100
PPP loan forgiveness including accrued interest	(1,421,577)	—
Interest expense related to debt discounts	—	48,926
Amortization of operating lease right of use asset	42,121	55,858
Changes in assets and liabilities:
Accounts receivable	(197,827)	1,966,072
Contract assets	64,892	992,220
Prepaid expenses and other current assets	7,579	(5,062)
Accounts payable	90,332	(1,970,190)
Accounts payable-related party	—	(300)
Payroll taxes payable	—	(102,721)
Accrued expenses	(42,611)	(242,303)
Lease obligation	(44,241)	(55,965)
Contract liabilities	(490,970)	1,509
Deferred revenue	952,551	(254,755)

Net cash used in operating activities	(1,296,424)	(1,657,013)

Cash flows from investing activities:
Purchase of patents/trademarks	(7,435)	(7,310)
Purchase of fixed assets	(50,670)	(28,935)

Net cash used in investing activities	(58,105)	(36,245)

Cash flows from financing activities:
Repayments of line of credit	—	(27,550)
Repayments of insurance and equipment financing	(21,206)	(23,094)
Repayment of finance lease	(21,452)	(10,702)
Proceeds from common stock issued	—	9,253,128
Issuance cost	—	(1,001,885)
Proceeds from preferred stock issued	4,500,000	—

Net cash provided by financing activities	4,457,342	8,189,897

Net increase in cash	3,102,813	6,496,639
Cash, beginning of period	3,969,100	56,249
Cash, end of period	$7,071,913	$6,552,888

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,671	$6,643

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$—	$7,500
Note issued for financing of insurance premiums	$215,654	$165,375